As filed with the Securities and Exchange Commission on October 12, 2011
Registration No. 333-121804

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ness Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	98-0346908 (I.R.S. Employer Identification No.)
Ness Tower Atidim High-Tech Industrial Park, Building 4 Tel Aviv 61580, Israel	Ness Technologies 300 Frank W. Burr Boulevard, 7th Floor Teaneck, NJ 07666
(Address of principal executive offices) (zip code)

2003 Stock Option Plan
2003 Israeli Share Option Plan
2001 Stock Option Plan
1999 Israel Share Option Plan
Apar Holding Corp. Employee Equity Plan
(Full Title of Plan)

Issachar Gerlitz
President and Chief Executive Officer
Ness Tower
Atidim High-Tech Industrial Park, Building 4
Tel Aviv 61580, Israel
(Name and Address of Agent for Service)

972 (3) 766-6800
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Steve Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

On January 3, 2005, Ness Technologies, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-121804) (the “Registration Statement”) with the United States Securities and Exchange Commission registering a total of 9,326,895 shares of its common stock, $0.01 par value per share (“Common Stock”), issuable under its 2003 Stock Option Plan, 2003 Israeli Share Option Plan, 2001 Stock Option Plan, 1999 Israel Share Option Plan, and Apar Holding Corp. Employee Equity Plan.

On October 11, 2011, pursuant to an Agreement and Plan of Merger, dated as of June 10, 2011, among the Company, Jersey Holding Corporation, a Delaware corporation (“Parent”), and Jersey Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”).  In connection therewith, each issued and outstanding share of Common Stock (other than shares owned, directly or indirectly, by the Company, Parent or Merger Sub or by stockholders who have properly perfected their appraisal rights) was converted into the right to receive the merger consideration of $7.75 per share in cash, without interest and less any applicable withholding taxes.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements, including the Registration Statement.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel on the 12th day of October, 2011.

NESS TECHNOLOGIES, INC.

By:	/s/ Issachar Gerlitz
Name: Issachar Gerlitz
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Issachar Gerlitz	President and Chief Executive Officer	October 12, 2011
Issachar Gerlitz	(Principal Executive Officer)
/s/ Ofer Segev	Executive Vice President and Chief Financial Officer	October 12, 2011
Ofer Segev	(Principal Financial and Accounting Officer)
/s/ Bob Khanna	Director	October 12, 2011
Bob Khanna
/s/ Murtaza Moochhala	Director	October 12, 2011
Murtaza Moochhala